Consulting Services Agreement

This Consulting Services Agreement (the "Agreement") is made and entered into to be effective this 1st day of December, 1994 by and between the Companies, as defined below, and S. Leonard Okin (the "Consultant").
                     Preliminary Statements
      1. The Companies desire to retain Consultant to pro-vide the Consulting Services.
      2. The parties desire to set forth herein the terms and conditions under which the Consulting Services shall be furnished.
      3. In consideration of the foregoing and of the mutual covenants set forth below, the parties, intending to be legally bound, do hereby agree as follows:
      1.    Definitions:
            (a) The term "Administrative Services Agreement" shall mean that certain Amended and Restated Administrative Services Agreement dated January 4, 1992 by and between the Companies and WHI.
            (b) The term "AMI" shall mean AMI Operating Part-ners, L.P. a Delaware limited partnership formed pursuant to the AMI Partnership Agreement.
            (c) The term "AMI Partnership Agreement" shall mean the Agreement of Limited Partnership entered into as of October 17, 1986, and amended and restated as of December 23, 1986 by and between GP as general partner and PMILP as limited partner.
            (d) The term "Base Compensation" shall be an amount equal to $5,000, which amount shall be payable to the Consultant on a bimonthly basis on or before the 15th and 30th day of each calendar month during the Initial Term and any Renewal Term.
            (e) The term "Companies" shall be a collective term referring to AMI, GP and PMILP.
            (f) The term "Construction Agreement" shall mean the Construction Management Services Agreement entered into by and between AMI and WHI as amended by the First Amendment to Construction Management Services Agreement dated as of December 31, 1992.
            (g) The term "Consulting Services" shall mean, with respect to the Consultant and as to any of the Companies, all work and services normally performed by, all accountability and responsibility normally assumed or undertaken by, and all authority normally granted to or incident to the office of, chief executive officer of a corporation, including but not limited to the following:
                 (i)     The performance of those duties set
forth in Exhibit 1 hereto;
                 (ii) Generally managing and supervising all activities for each of the Companies;
                 (iii) Developing and implementing a strate-gic business plan for any of the Companies;
                 (iv)    Negotiating with any one or more of
the Lenders with respect to the terms, provisions or conditions of the Loan Agreement or any modification thereof;
                 (v)     Negotiating with any one or more of
the Priming Loan Lenders with respect to the terms, provisions, or conditions of the Priming Loan Agreement and/or entering into such modification of the Loan Agreement or Priming Loan Agreement on behalf of AMI as such person in his sole and absolute discretion deems reasonable or appropriate;
                 (vi)    Directing and otherwise engaging or
retaining any third parties to perform any obligations required to be undertaken by AMI under any of the provisions in either the Loan Agreement or the Priming Loan Agreement;
                 (vii)   Delivering any and all documentation
required to be delivered to the Servicer under the provisions of the Loan Agreement and otherwise engaging or retaining third parties to perform for and on behalf of AMI any of the obliga-tions required to be performed by AMI under the provisions of the Loan Agreement and/or the Priming Loan Agreement;
                 (viii)  Exercising for and on behalf of any
one or more of the Companies any of their rights under the Administrative Services Agreement and/or executing for and on behalf of the Companies any amendments or modifications thereto as the Consultant in his sole and absolute discretion shall deem reasonable or appropriate;
                 (ix)    Exercising for and on behalf of AMI
any of the rights, powers or privileges granted to AMI under the provisions of the Management Agreement or the Construction Agreement and/or executing any such amendment, modification or change to either of the foregoing documents as the Consultant in his sole and absolute discretion deems reasonable or appro-priate in connection with the management and operation of the Hotels;
                 (x)     Making any and all decisions as the
Consultant in his sole and absolute discretion shall deem reasonable or necessary or appropriate in connection with the management and operation of the Hotels;
                 (xi) Entering into any agreements with any third parties for the purchase of any one or more of the Hotels and in connection therewith retaining and engaging brokers, consultants, attorneys and other professionals as the Consul-tant in his sole and absolute discretion deems reasonably necessary or appropriate to facilitate the potential sale of any one or more of the Hotels;
                 (xii) Taking any and all such other actions as the Consultant in his sole and absolute discretion shall deem reasonably necessary or appropriate to facilitate the efficient and effective operation of the Hotel;
                 (xiii) Performing for and on behalf of GP and otherwise exercising any and all powers granted to GP under the AMI Partnership Agreement or PMILP Partnership Agreement, and;
                 (xiv) Entering into any agreements with any Franchisor to obtain any franchise or license as respects the operation of any one or more of the Hotels and to enter into any modifications in the terms and conditions as the Consultant in his sole and absolute discretion shall deem reasonably necessary or appropriate in connection with the operation of the Hotels and to retain any third parties.
     It is intended by the foregoing to grant to the Consultant all authority and responsibility that might reasonably be required or advisable in the conduct of the business of any of the Companies, including specifically the right and authority, as chief executive officer of the GP, to generally conduct the business of the GP, including, but not limited to, its business as the general partner of AMI and PMILP.
            (h) The term "Date of Termination" shall mean the date on which Consultant's retention and obligations under this Agreement is to be terminated pursuant to any notice of termi-na-tion given by the party terminating this Agreement.
            (i) The term "Effective Date" shall be the effec-tive date of this Agreement, which date shall be December 1, 1994.
            (j) The term "Franchisor" shall mean Holiday Inns Franchising, Inc. or any other company which issues a franchise or license to and for the benefit of any one or more of the Hotels.
            (k) The term "GP" shall mean Prime-American Realty Corp., a Delaware corporation.
            (l) The term "Hotels" shall mean each of the Hotels identified on Exhibit 2 attached hereto and incorporated herein by this reference, each of which is currently owned by AMI, and shall throughout the term of this Agreement refer to any hotel, motel or lodging facilities of any type, kind or nature whatsoever in which AMI has any ownership interest.
            (m) The term "Indemnified Liabilities" shall mean any and all actions, causes of action, suits, proceedings or claims, whether civil, criminal, administrative or investiga-tive, and all losses, liabilities and damages, and expenses in connection therewith, including without limitation reasonable attorneys' fees and disbursements incurred by Consultant as a result of, or arising out of, or relating to the execution, delivery or performance of the Consulting Services contemplated by this Agreement, or any litigation or investigation institut-ed by any governmental authority or any other person or entity involving any one or more of the Companies, or the Consultant.
            (n) The term "Initial Term" shall mean the period of time commencing as of the Effective Date and extending through December 31, 1995.
            (o) The term "Lenders" shall mean the Lenders listed on Exhibit 3 attached hereto and incorporated herein by this reference.
            (p) The term "Loan Agreement" shall mean that certain Amended and Restated Loan Agreement dated June 12, 1992 entered into by and between AMI and the Lenders, as amended by the Consent Agreement Priming Loan and Loan Agreement dated February 26, 1993, March 17, 1993 and January 31, 1994.
            (q) The term "Management Agreement" shall mean that certain Replacement Management Agreement entered into to be effective January 4, 1992 by and between AMI and WHI as amended by that certain First Amendment to Replacement Manage-ment Agreement made and entered into to be effective as of December 31, 1992, and any subsequent amendments or modifica-tions thereto.
            (r) The term "Partnerships" shall be a collective term to describe both AMI and PMILP.
            (s) The term "PMILP" shall mean Prime Motor Inns Limited Partnership, a Delaware limited partnership formed pursuant to the PMILP Partnership Agreement.
            (t) The term "PMILP Partnership Agreement" shall mean the agreement of limited partnership made and entered into as of October 17, 1986 and amended and restated as of December 23, 1986 by and between GP, as the sole general partner, and any persons who from time to time are limited partners of PMILP.
            (u) The term "Priming Loan Agreement" shall mean that certain Priming Loan Agreement dated February 28, 1992 entered into by and between AMI and the Priming Loan Lenders, as amended by the Consent Agreement Priming Loan and Loan Agreement dated February 26, 1993, March 17, 1993 and January 31, 1994
            (v) The term "Priming Loan Lenders" shall mean each of those lenders identified on Exhibit 4 attached hereto and incorporated herein by this reference.
            (w) The term "Renewal Term" shall mean the succes-sive periods of twelve (12) calendar months commencing as of the expiration of the Initial Term, i.e. the successive period of 12 calendar months commencing on January 1 of each calendar year starting in calendar year 1996 and ending as of December 31 of the same calendar year.
            (x) The term "Servicer" shall mean Massachusetts Mutual Life Insurance Company who has been appointed Successor Servicer effective as of January 1, 1993 with the consent and approval of each of the Lenders.
            (y) The term "Termination Payment" shall mean the sum of $30,000.
            (z) The term "Third Consent Agreement" shall mean that certain agreement made as of January 31, 1994 by and among the Lenders, the Priming Loan Lenders, and AMI.
            (aa) The term "WHI" shall Winegardner & Hammons,
Inc.
      2. Retention as Consultant. The Companies hereby retain Consultant and Consultant hereby agrees to perform the Consulting Services to and for the benefit of the Companies upon the terms and conditions set forth in this Agreement.
      3.    Independent Contractor Status.
            (a) Consultant covenants and agrees that it will, as an independent contractor, perform the Consulting Services.
            (b) The parties recognize that the Consultant is an independent contractor and not an employee, agent, co-ven-turer or representative of any one or more of the Companies.
            (c) No withholding shall be made from any funds payable to the Consultant for tax or other governmental pur-pose, and the Consultant agrees and acknowledges that he shall be responsible for the payment of any such taxes due and pay-able in connection with any compensation provided to the Con-sultant under the provisions of this Agreement. Further, Consultant agrees and acknowledges that he shall not be enti-tled to re-ceive any employment benefits offered to any employ-ees at any one or more of the Hotels.
      4. Compensation. In order to induce Consultant to enter into this Agreement and to provide the Consulting Servic-es pursuant to this Agreement, and subject to compliance by Consultant of the terms and conditions of this Agreement, it is agreed that the Consultant shall be paid the following as compensation for the performance of the Consulting Services:
            (a) Consultant shall be paid on a bimonthly basis on or before the 15th and 30th day of each calendar month the Base Compensation. The Base Compensation shall be payable in arrears and shall be prorated for any period of service less than 15 calendar days.
            (b) Consultant shall also be reimbursed for all ordinary necessary expenses incurred by Consultant in connec-tion with the performance of the Consulting Services subject to the following conditions:
                 (i) Consultant shall provide invoices and any other documentation reasonably requested by AMI to document or otherwise evidence any expenses for reimbursement being requested;
                 (ii)    Consultant shall be responsible for
properly accounting for any reimbursements made to him under the provisions of this Paragraph 4 in accordance with the then existing requirements for federal income tax deductibility; and
                 (iii) Consultant agrees to defer reimburse-ment for any such ordinary necessary expenses if payment of the same during any one calendar year would exceed any limitation on the payment of administrative expenses imposed upon AMI under the provisions of the Priming Loan Agreement.
            (c) To facilitate the appropriate accounting for the payment of Compensation to the Consultant, AMI may elect to fund on behalf of the Companies the payment of the Base Compen-sation to the Consultant and/or any other amounts payable to the Consultant under the provisions of this Agreement; and AMI may further at its discretion elect to fund any amounts that have been paid to the Consultant for services previously pro-vided by the Consultant prior to the effective date of this Agreement in accordance with the provisions of the Third Con-sent Agreement.
      5.    Term and Termination Rights.
            (a) The Agreement shall remain in full force and effect during the Initial Term and, unless either party or the Lenders and/or the Priming Loan Lenders exercises any of the termination rights granted under the provisions of this para-graph, shall automatically extend for successive Renewal Terms.
            (b) Consultant's retention and obligations under this Agreement shall terminate upon:
                 (i)     His death;
                 (ii)    If any physician treating Consultant
certifies in writing that in the opinion of such physician the Consultant is physically or mentally incapable of managing his financial affairs and/or of providing for his personal care;
                 (iii) The expiration of the Initial Term or applicable Renewal Term provided that Consultant shall be provided written notification by the Companies of their intent not to renew this Agreement at least 30 days prior to the expiration of either the Initial Term or applicable Renewal Term; or
                 (iv)    For cause.  For the purpose of this
Agreement, the GP shall have "cause" to terminate Consultant's retention hereunder upon:
                         (aa) Any intentional or willful action
by Consultant that is materially inconsistent with the terms of this Agreement;
                         (bb) Consultant's continuing failure,
after notice and reasonable opportunity to cure, other than as a result of disability to discharge his duties hereunder; or
                         (cc) Conviction of or a plea of nolo
con-tendere by Consultant to a felony involving fraud.
            (c) Consultant may terminate his retention and obligations under this Agreement at any time upon sixty (60) days' notice to GP.
                 (i)     Notwithstanding any provisions set
forth in subparagraph (c) above to the contrary, Consultant may at its sole and absolute discretion elect to immediately termi-nate this Agreement if the Companies for any reason are not able to maintain in place liability insurance coverage for the benefit of the Consultant in accordance with the requirements set forth in Paragraph 8(a) below.
            (d) If the Lenders or the Priming Loan Lenders shall foreclose on substantially all of the assets of the Partnerships, the Lenders or the Priming Loan Lenders may terminate Consultant's retention and obligations under this Agreement by notice to Consultant; provided, however, that such notice shall be given, if at all, within 10 business days after the Lenders or Priming Loan Lenders shall have taken any action to begin such foreclosure. Such termination shall become effective on the date which is 90 days after the date, if any, that the Lenders or Priming Loan Lenders shall have consummated the foreclosure on substantially all of the assets of the Partnerships.
      6.    Compensation Upon Termination.
            (a) Upon termination of this Agreement, Consultant shall be paid his full Base Compensation through the Date of Termination.
            (b) Consultant shall also be paid all ordinary and necessary expenses incurred for travel, entertainment or other-wise pursuant to paragraph 4(b) of this Agreement through the Date of Termination.
            (c) If the Companies elect not to renew this Agreement at the expiration of the Initial Term or any Renewal Term, the Companies shall pay to Consultant the Termination Payment as of the Date of Termination.
      7.    Use of Consultant's Work.
            (a) All proposals, reports, records, recommenda-tions, manuals, findings, evaluations, reviews, information, data, plans, and written materials originated or prepared by Consultant in connection with performing the Consulting Servic-es shall become the exclusive property of AMI as of the Date of Termination, and Consultant shall relinquish all right, title and interest in and to such materials.
            (b) Title to any original work, manuals, and the like produced by Consultant, in connection with performing the Consulting Services, shall be classified as "Work-for-Hire" and accordingly shall belong exclusively to and invest exclusively in AMI. By signing this Agreement, Consultant hereby expressly agrees to AMI's ownership and proprietary status to any and all such documents.
            (c) Consultant shall not, at any time during or after the term of this Agreement, in any manner divulge, dis-close or communicate to any person, firm, corporation or other entity or use for his own benefit any information acquired from the Companies without the expressed prior written consent of all of the then duly elected directors of the GP.
      8. Indemnity. AMI, GP, PMILP jointly and severally agree to indemnify, exonerate, and hold Consultant free and harmless from and against any and all Indemnified Liabilities save and except to the extent that any such Indemnified Liabil-ities result from claims where a court of competent jurisdic-tion shall have determined either that the Consultant acted with gross negligence or willful misconduct or that the Consul-tant shall have breached his obligations hereunder, and if and to the extent that the foregoing undertakings may be unenforce-able for any reason, AMI, GP and PMILP, jointly and severally, agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Indemnified Liabilities shall be paid by AMI on behalf of the Companies from time to time as Consultant may request, and upon the reasonable request of Consultant, AMI shall make advances on behalf of the Compa-nies in respect of Indemnified Liabilities that are reasonably expected to be incurred in the future by Consultant, provided that Consultant shall return any such payment if it is ulti-mately determined, in accordance with the immediately preceding sentence, that Consultant was not entitled to such payment.
The provisions of this paragraph 8 shall survive termination of this Agreement. The parties agree that AMI shall purchase and maintain insurance on behalf of the Consultant under a direc-tors' and officers' liability insurance policy or equivalent insurance policy which shall provide liability coverage on a claims made basis with limits of liability of at least $1 million and with deductibles or self-insured retentions in such amounts as the parties shall mutually agree. If any such policy of liability insurance is not renewed or is cancelled for any reason whatsoever, the companies shall provide immedi-ate notification of such fact to Consultant.
      9.    Notice.
            (a) "Notice" means any notice, demand, request or other communication or document to be provided under this Agreement to a party to this Agreement.
            (b) Any such Notice shall be in writing and shall be given to the party at its address or telecopy number set forth below or such other address or telecopy number as the party may later specify for that purpose by notice to the other party. Each Notice shall, for all purposes, be deemed given and received:
                 (i)     If given by telecopy, when the
telecopy is transmitted to the party's telecopy number speci-fied below and confirmation of complete receipt is received by that transmitting party during normal business hours or on the next business day if not confirmed during normal business hours;
                 (ii)    If hand delivered to a party against
receipted copy, when the copy of the Notice is receipted;
                 (iii)   If given by a nationally recognized
and reputable overnight delivery service, the day on which the Notice is actually received by the parties; or
                 (iv)    If given by any other means or if
given by certified mail, return receipt requested, postage prepaid two (2) business days after it is posted with the United Stated Postal Service, at the address of the party specified below.
            (b) Any Notice required to be given to any one or more of the Companies shall be provided to the GP at the ad-dress set forth below:

            Prime American Realty Corp.
            c/o Dorfman, Abrams, Music & Co.
            11 Harristown Road
            Glen Rock, NJ 07452-3307
            Telecopy No.: (201) 447-0633

            (c) Any Notice required to be given to the Consul-tant shall be given at the address set forth below:

            S. Leonard Okin
            Prime American Realty Corp.
            c/o  Dorfman, Abrams, Music & Co.
            11 Harristown Road
            Glen Rock, NJ 07452-3307
            Telecopy No.: (201) 447-0633

            (d) A copy of any Notice sent by any party to the other shall also be sent to WHI at the following address:

            Winegardner & Hammons, Inc.
            4243 Hunt Road
            Cincinnati, OH 45242
            Telecopy No.: (513) 891-2821

            (e) If Notice is tendered under the provisions of this Agreement and is refused by the intended recipient of the Notice, the Notice shall nonetheless be considered to have been given and shall be effective as of the date provided in this Agreement.
     10.    Miscellaneous:
            (a) No alteration, modification, amendment or other change of this Agreement shall be binding on the parties unless in writing, approved and executed by all of the then directors of GP, and additionally executed by the Consultant.
            (b) This Agreement and the rights thereunder may not be assigned by Consultant to any third party; however, this Agreement shall be binding upon the Companies and any successor of the Companies by reorganization, merger, consolidation or liquidation and any assignee of all or substantially all of the business or assets of the Companies.
            (c) The terms of this Agreement shall be severable so that if any term, cause or provision hereof shall be deemed invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining terms, causes and provisions hereof, the parties intending that if any such term, cause or provision were held to be invalid prior to the execution hereof, they would have executed an agreement con-taining all of the remaining terms, causes and provisions of this Agreement.
            (d) The waiver by any party hereto of any breach of the terms and conditions of this Agreement shall not be considered a modification of any of the provisions, nor shall such a waiver act to bar the enforcement of any subsequent breach.
            (e) Should there be any dispute between the par-ties as to the meaning of the terms, provisions or conditions set forth in this Agreement or the enforceability thereof, the parties agree that any such dispute shall be conclusively and with finality decided by arbitration conducted by the American Arbitration Association in accordance with its then applicable rules governing the arbitration of commercial disputes. The parties further agree that the results of any such arbitration shall be final and binding upon the parties and that the award rendered in such arbitration process may be enforced by a court of competent jurisdiction.
            (f) This Agreement shall be construed and governed by the laws of the State of New Jersey and that such laws shall be followed in connection with any arbitration proceed-ings used to resolve any dispute between the parties. Further the par-ties agree that the enforceability of any award rendered by the arbitration process shall be venued solely in Fairfield, New Jersey.
            (g) This Agreement shall constitute the entire agreement between and among the parties hereto and shall super-sede all existing contracts or agreements, written or oral, between the parties hereto.
     IN WITNESS WHEREOF, the parties have hereunto executed this Agreement to be effective as of the Effective Date.

WITNESS:                PRIME-AMERICAN REALTY CORPORATION


/s/ Roberta Hellman         By: /s/ Robert A. Familant
                            Its: Director


                        PRIME MOTOR INNS LIMITED PARTNERSHIP
                        By: Prime American Realty Corporation,
                            its general partner

/s/ Roberta Hellman         By: /s/ Robert A. Familant
                                Its: Director



                        AMI OPERATING PARTNERS, L.P.
                        By: Prime American Realty Corporation,
                            its general partner


/s/ Roberta Hellman         By: Robert A. Familant
                                Its: Director



/s/ Madelyn Alexander       /s/ S. Leonard Okin
                            S. Leonard Okin

EXHIBIT 1

1. Develope and recommend strategy direction and goals with respect to the Hotels.
2. Review and evaluate the condition and operation of the Hotels/Properties, including the results of operations, physical condition, guest satisfaction, employee relations and training, marketing strategies and results, and competitive position.
3. Review and evaluate the property management activities of WHI and assist
WHI to formulate business strategies and strategic management goals and practices.
4. review and evaluate the marketing activities of WHI, including assisting WHI to formulate marketing and positioning strategies.
5. Review and evaluate the formulation of plans and specifications for capital improvements and the performance of any construction management services.
6. Review and evaluate the desirability of holding or selling the Hotels or any one of them.
7. Assist in coordinating with the Lenders and/or the Priming Loan Lenders
(or their designated representatives or agents) on all matters relating to the financing of the Hotels and issues under the Loan Agreement and/or
Priming Loan Agreement.

EXHIBIT 2
HOTELS

1. Holiday Inn Baltimore - Pikesville
1721 Reistertown Road.
Pikesville, MD
107 Rooms

2. Holiday Inn Baltimore - Cromwell Bridge Rd
1100 Cromwell Bridge Road
Towson, MD 21204
142 Rooms

3. Holiday Inn Baltimore - Belmont
1800 Belmont Avenue
Baltimore, MD 21207
136 Rooms

4. Holiday Inn Baltimore - Moravia Road
6510 Frankford Av
Baltimore, MD 21206
139 Rooms

5. Holiday Inn Baltimore - Inner Harbor (Downtown)
301 W. Lombard St at Howard Street
Baltimore, MD 21201
365 Rooms

6. Holiday Inn Baltimore - Int'l Airport
890 Elkridge Landing Rd. at Airport Road
Linthicum, MD 21090
255 Rooms

7. Holdiday Inn Baltimore - South Glen Burnie #1
6600 Ritchie Hwy.
Glen Burnie, MD 21061
98 Rooms

8. Holiday Inn Baltimore - Glen Burnie #2
6323 Ritchie Hwy.
Glen Burnie, MD 21061
128 Rooms

9. Holiday Inn Frederick - Ft. Detrick
999 W. Patrick Street
Frederick, MD 21701
156 Rooms

10. Holiday Inn East Hartford
363 Roberts Street
East Hartford, CT 06108
131 Rooms

11. Holiday Inn New Haven - Yale University Area
30 Whalley Avenue
New Haven, CE 06511
156 Rooms

12. Holiday Inn Hazleton-Rt 309
Route 309
Hazleton, PA 18201
107 Rooms

13. Holiday Inn Lancaster-Rt 501
1492 Lilitz Pike
Lancaster, PA 17601
160 Rooms

14. Holiday Inn Lancaster- Rt. 30 E. Bypass
Rt. 30
Lancaster, PA 17601
189 Rooms

15. Holiday Inn York I083 & Rt. 30 (Arsenal Rd)
3334 Arsenal Road, Rt. 30
York, PA 17601
100 Rooms

16. Holiday Inn York-Market Street (Rt. 462)
2600 E. Market Street
York, PA 17402
120 Rooms

EXHIBIT 3
[The Lenders]

MASSACHUSETTES MUTUAL LIFE INSURANCE COMPANY
THE HOKKAIDO TAKUSHOKU BANK, LTD.
DAIWA BANK TRUST COMPANY
UNITED POSTAL SAVINGS
FOOTHILL CAPITAL CORPORATION
CENTURY LIFE OF AMERICA
PAN AMERICAN LIFE INSURANCE
JACKSON NATIONAL LIFE INSURANCE COMPANY

EXHIBIT 4
[The Priming Loan Lenders]

JACKSON NATIONAL LIFE INSURNACE COMPANY
MASSACHUSETTES MUTUAL LIFE INSURANCE COMPANY
CENTURY LIFE OF AMERICA